    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 1999
                                       REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                              ECLIPSYS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                          (STATE OR OTHER JURISDICTION
                       OF INCORPORATION OR ORGANIZATION)

                                   65-0632092
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

       777 EAST ATLANTIC AVENUE, SUITE 200, DELRAY BEACH, FLORIDA 33483,
                                 (561) 243-1440
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                                HARVEY J. WILSON
                            CHIEF EXECUTIVE OFFICER
                              ECLIPSYS CORPORATION
        777 EAST ATLANTIC AVENUE, SUITE 200, DELRAY BEACH, FLORIDA 33483
                                 (561) 243-1440
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)
                               ------------------
                                   Copies to:
                              BRENT B. SILER, ESQ.
                               HALE AND DORR LLP
             1455 PENNSYLVANIA AVENUE, N.W., WASHINGTON, D.C. 20004
                    TEL: (202) 942-8400, FAX: (202) 942-8484

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [Checked Box]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [ ] 333-         .

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [ ] 333-          .

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                PROPOSED          PROPOSED
                                                AMOUNT          MAXIMUM            MAXIMUM          AMOUNT OF
                                                TO BE        OFFERING PRICE       AGGREGATE        REGISTRATION
TITLE OF SHARES TO BE REGISTERED              REGISTERED      PER SHARE(1)    OFFERING PRICE(1)        FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share...     7,577,285          $24.41         $184,961,527         $48,830
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on November 30, 1999.
                               ------------------
     THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 7, 1999

PROSPECTUS

                              ECLIPSYS CORPORATION

                    7,577,285 SHARES OF VOTING COMMON STOCK

                            ------------------------

     Eclipsys Corporation previously issued 3,361,660 shares of its voting common stock to the former stockholders of PowerCenter Systems, Inc., MSI Solutions, Inc. and MSI Integrated Services, Inc. in connection with our acquisition of those companies. In addition, pursuant to the Second Amended and Restated Registration Rights Agreement, as amended, by and among Eclipsys Corporation and several of our stockholders, stockholders holding an aggregate of 4,215,625 shares of voting common stock have elected to include their shares of voting common stock in this prospectus. This prospectus relates to resales of these 7,577,285 shares.

     We will not receive any proceeds from the sale of the shares.

     We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling stockholders against certain liabilities. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

     The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     Our common stock is traded on the Nasdaq National Market under the symbol "ECLP." On December 6, 1999, the closing sale price of the common stock on Nasdaq was $28.75 per share.

                            ------------------------

     INVESTING IN OUR VOTING COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                            ------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this prospectus is December   , 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    4
Special Note Regarding Forward-Looking Information..........   10
Use of Proceeds.............................................   10
Selling Stockholders........................................   11
Plan of Distribution........................................   13
Legal Matters...............................................   15
Experts.....................................................   15
Where You Can Find More Information.........................   15
Incorporation of Certain Documents By Reference.............   16

                            ------------------------

     Our executive offices are located at 777 East Atlantic Avenue, Suite 200, Delray Beach, Florida 33483, our telephone number is (561) 243-1440 and our Internet address is http://www.eclipsys.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to "Eclipsys," "we," "us," and "our" refer to Eclipsys Corporation and its subsidiaries.

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our voting common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of voting common stock.

                               PROSPECTUS SUMMARY

     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our voting common stock. You should read the entire prospectus carefully, especially the risks of investing in our voting common stock discussed under "Risk Factors."

                              ECLIPSYS CORPORATION

     Eclipsys is a healthcare information technology company delivering solutions that enable healthcare providers to achieve improved clinical, financial and satisfaction outcomes. We offer an integrated suite of healthcare products and associated services in seven functional areas -- clinical management, access management, patient financial management, health information management, strategic decision support, resource planning management and enterprise application integration. These products and services can be licensed either in combination to provide an enterprise-wide solution or individually to address specific needs.

     Our products and services have been designed for the purpose of delivering a measurable impact on outcomes, enabling our customers to quantify clinical benefits and return on investment in a precise and timely manner. Our products can be integrated with a customer's existing information systems through web integration tools, which we believe reduces overall cost of ownership, leverages existing investment and increases the attractiveness of our products. We also provide outsourcing, remote processing, web and integration tools and services and networking services to assist customers in meeting their healthcare information technology requirements.

     We market our products primarily to large hospitals, academic medical centers and integrated healthcare delivery networks. We have one or more of our products installed or being installed in over 1,300 facilities. To provide direct and sustained customer contact, we maintain decentralized sales, implementation and customer support teams in each of our eight North American regions.

     Eclipsys Corporation was formed in December 1995 and has grown primarily through a series of acquisitions, all completed since January 1997. These transactions, together with internally generated growth, have resulted in revenues of $183.4 million in 1998 on a pro forma basis as if the acquisitions occurred January 1, 1998.

                                  THE OFFERING

Voting common stock offered by
selling stockholders..........   7,577,285 shares

Use of proceeds...............   Eclipsys Corporation will not receive any
                                 proceeds from the sale of shares in this offering.

Nasdaq National Market
symbol........................   ECLP

                                  RISK FACTORS

     You should carefully consider the risks described below before you decide to buy our voting common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition, or results of operations would likely suffer. In such case, the trading price of our voting common stock could decline and you could lose all or part of your investment.

     Limited Operating History of Eclipsys; History of Operating Losses. We began operations in 1996 and have grown primarily through a series of eight acquisitions completed since January 1997. Accordingly, there is only a limited combined operating history of Eclipsys and its acquired operations upon which to base an evaluation of Eclipsys and its prospects. We will need to continue to integrate the operations of the businesses we acquired and to consolidate their product offerings. We have incurred net losses in each year since our inception, including net losses of $126.3 million in 1997 and $35.3 million in 1998. These losses resulted primarily from certain write-offs related to acquisitions we completed during 1997 and 1998, and charges in the first quarter of 1998 related to the buyout by us of certain obligations under an agreement entered into in connection with one of the acquisitions. We expect to continue to incur net losses for the foreseeable future. We cannot predict when or if we will achieve profitability.

     Management of Growth. The rapid growth in the size and complexity of our business as a result of our acquisitions has placed a significant strain on our management and other resources. To compete effectively and to manage future growth, if any, we will need to implement and improve operational and financial systems on a timely basis and to expand, train, motivate and manage our work force. Our personnel, systems, procedures and controls may not be adequate to support our operations.

     Risks Associated with Future Acquisitions. An important element of our business strategy has been expansion through acquisitions. We expect to continue this strategy. This acquisition strategy involves a number of risks, which include:

     - There is significant competition for acquisition opportunities in the healthcare information technology industry. Competition may intensify due to consolidation in the industry, which could increase the costs of future acquisitions. We will compete for acquisition opportunities with other companies, some of which may have significantly greater financial and management resources than we have.

     - The anticipated benefits from any acquisition may not be achieved unless the operations of the acquired business are successfully combined with ours. The integration of acquired businesses requires substantial attention from management. The diversion of the attention of management and any difficulties encountered in the transition process could hurt us.

     - Future acquisitions could result in the issuance of additional shares of capital stock or the incurrence of additional indebtedness, could entail the payment of consideration in excess of book value and could have a dilutive effect on our net income per share.

     - Many business acquisitions must be accounted for under the purchase method of accounting. Consequently, such acquisitions may generate significant goodwill or other intangible assets and result in substantial amortization charges to us. Acquisitions could also involve significant one-time charges. As a result of previous acquisitions, in 1998, we recorded amortization expenses for acquisition-related intangible assets of $20.9 million, wrote off $2.4 million of in-process research and development and recorded a charge of $7.2 million related to the write-off of acquisition related intangibles.

     Potential Fluctuations in Quarterly Performance. We have experienced significant variations in revenues and operating results from quarter to quarter. Our quarterly operating results may continue to fluctuate due to a number of factors, including:

     - potential deferrals of sales resulting from customer concerns over the Year 2000 issue;

     - the timing and size of future acquisitions;

     - the timing, size and nature of our product sales and implementations;

     - the length of the sales cycle;

     - the success of implementation efforts;

     - market acceptance of new services, products or product enhancements by us or our competitors;

     - product and price competition;

     - the relative proportions of revenues derived from systems and services and from hardware;

     - changes in operating expenses;

     - personnel changes;

     - the performance of our products; and

     - fluctuations in economic and financial market conditions.

     It is difficult to predict the timing of revenues from product sales because the sales cycle can vary depending upon several factors. These factors include the size of the transaction, the changing business plans of the customer, the effectiveness of the customer's management and general economic conditions. In addition, because revenue is recognized at various points during the term of a contract, the timing of revenue recognition varies considerably. Factors affecting the timing of revenue recognition include the type of contract, the availability of personnel, the implementation schedule and the complexity of the implementation process. Because a significant percentage of our expenses will be relatively fixed, a variation in the timing of sales and implementations could cause significant variations in operating results from quarter to quarter. We believe that period-to-period comparisons of our historical results of operations are not necessarily meaningful. You should not rely on these comparisons as indicators of future performance.

     Long Sales and Implementation Cycles. We have experienced long sales and implementation cycles. How and when to implement, replace, expand or substantially modify an information system, or modify or add business processes or lines of business, are major decisions for customers. Furthermore, the license of solutions like those we provide typically require significant capital expenditures by the customer. The sales cycle for our systems has ranged from 6 to 18 months or more from initial contact to contract execution. Historically, our implementation cycle has ranged from 6 to 36 months from contract execution to completion of implementation. Although we believe that the migration of our products to our new SOLA platform will significantly shorten the implementation cycle, we cannot provide any assurance in this regard. During the sales cycle and the implementation cycle, we will expend substantial time, effort and funds preparing contract proposals, negotiating the contract and implementing the solution.

     Risks Associated with Our Development of Our Integrated Clinical Management Suite. We are currently in the process of integrating selected features and functionalities from a number of clinical management products acquired in our mergers and acquisitions and licensed from Partners HealthCare System, Inc. ("Partners"), to create the Sunrise Clinical Manager suite. This product suite is currently undergoing field trials. Although most of the key functionalities of the Sunrise Clinical Manager suite are currently available in heritage products, we do not expect the integrated Sunrise Clinical Manager suite to be generally available until the end of 1999. We may not be successful in completing the integration of these functionalities on a timely basis. In addition, the field trials may not be successful and the Sunrise Clinical

Manager suite, if and when generally available, may not meet the needs of the marketplace or achieve market acceptance.

     Competition. We operate in a market that is intensely competitive. Our principal competitors include Cerner Corp., McKesson HBOC, Inc., IDX Systems Corp. and Shared Medical Systems Corporation. We will also face competition from providers of practice management systems, general decision support and database systems and other segment-specific applications, as well as from healthcare technology consultants. A number of existing and potential competitors are more established and have greater name recognition and financial, technical and marketing resources than we do. We expect that competition will continue to increase as a result of consolidation in both the information technology and healthcare industries.

     Dependence on Relationship with Partners and Other Third Parties. We have an exclusive license granted by Partners to develop, commercialize, distribute and support certain intellectual property relating to clinical information systems software developed at Brigham and Women's Hospital, Inc. If we breach certain terms of the license, then Partners has the option to convert the license to a non-exclusive license. Such conversion by Partners could cause the intellectual property and the ability to develop and commercialize such intellectual property to become more widely available to our competitors. We also work closely with physicians and research and development personnel at BWH and its affiliate, Massachusetts General Hospital, to develop and commercialize new information technology solutions for the healthcare industry and to test and demonstrate new and existing products. If we breach the Partners license, then the cooperative working relationship with BWH and MGH, including future access to products developed by personnel at BWH granted under the Partners license, could become strained or cease altogether. The loss of good relations with BWH or MGH could hurt our ability to develop new solutions and could cause delays in bringing new products to the market. In addition, our reputation and status in the industry could be hurt.

     Additionally, we depend upon licenses for certain technology used in our products from a number of third-party vendors, including Computer Corporation of America, Computer Associates, Oracle Corporation and Sterling Software (United States of America), Inc. We also have licenses from Premier, Inc. for certain comparative database systems and other software components and clinical benchmarking data. Most of these licenses expire within one to four years, can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. We may not be able to continue using the technology licensed under these licenses on commercially reasonable terms or at all. As a result, we may have to discontinue, delay or reduce product shipments until equivalent technology is obtained, which could hurt us. Most of our third party licenses, including our license from New England Medical Center, Inc. for the original version of the Transition I software, are non-exclusive. Our competitors may obtain the right to use any of the technology covered by the licenses and use the technology to directly compete with us. In addition, if our vendors choose to discontinue support of the licensed technology, we may not be able to modify or adapt our own products going forward.

     Uncertainty in the Healthcare Industry. We operate in an industry subject to changing political, economic and regulatory influences. The potential impact of these industry changes include:

     - During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation and reform proposals. These reforms may increase governmental involvement in healthcare, continue to reduce reimbursement rates and otherwise change the operating environment for our customers. Customers may react to these proposals and the uncertainty surrounding the proposals by curtailing or deferring investments, including those for our products and services.

     - Many healthcare providers are consolidating to create larger healthcare delivery enterprises with greater market power. This consolidation could erode our customer base and could reduce the size of our target market. In addition, the resulting enterprises could have greater bargaining power, which may lead to price erosion.

     Potential FDA Regulation. The U.S. Food and Drug Administration is likely to become increasingly active in regulating computer software intended for use in the healthcare setting. The FDA has increasingly focused on the regulation of computer products and computer-assisted products as medical devices under the Federal Food, Drug, and Cosmetic Act. If the FDA chooses to regulate any of our products as medical devices, it can impose extensive requirements upon us, including:

     - we would be required to seek either FDA clearance of a pre-market notification submission demonstrating that the product is substantially equivalent to a device already legally marketed or obtain FDA approval of a pre-market approval application establishing the safety and effectiveness of the product;

     - we would be required to comply with rigorous regulations governing the pre-clinical and clinical testing, manufacture, distribution, labeling and promotion of medical devices; and

     - we would be required to comply with the FDC Act's general controls, including establishment registration, device listing, compliance with good manufacturing practices, reporting of certain device malfunctions and adverse device events.

     If we failed to comply with applicable requirements, then the FDA could respond by imposing fines, injunctions or civil penalties, requiring recalls or product corrections, suspending production, refusing to grant pre-market clearance or approval of products, withdrawing clearances and approvals, and initiating criminal prosecution. Any final FDA policy governing computer products, once issued, may increase the cost and time to market of new or existing products.

     New Regulations Relating to Patient Confidentiality. State and federal laws regulate the confidentiality of patient records and the circumstances under which such records may be released. These regulations govern both the disclosure and use of confidential patient medical records information. Regulations governing electronic health data transmissions are evolving rapidly and are often unclear and difficult to apply. On August 22, 1996, President Clinton signed the Health Insurance Portability and Accountability Act of 1996, or HIPAA. This legislation requires the Secretary of Health and Human Services, or HHS, to (i) adopt national standards for certain types of electronic health information transactions and the data elements used in such transactions, (ii) adopt standards to ensure the integrity and confidentiality of health information, and (iii) establish a schedule for implementing national health data privacy legislation or regulations.

     - The Secretary of HHS recently issued proposed standards regarding four of the seven sets of standards that are ultimately expected. The data standards which have been proposed are expected to be issued as final rules in late 1999, to become effective in 2002. We believe that the proposed data standards issued to date would not materially affect our business if adopted as proposed. We cannot predict the potential impact of the standards that have not yet been proposed or any other standards that might be finally adopted instead of the proposed standards.

     - The HIPAA legislation also required the Secretary of HHS to submit to Congress recommendations for legislation to protect the privacy and confidentiality of personal health information, and the law stated that if national privacy legislation was not enacted by August 21, 1999, then the Secretary of HHS would be required to issue privacy regulations by February 21, 2000. Since privacy legislation has not yet been enacted, the Secretary of HHS is now required to issue privacy regulations. In addition, federal and/or state privacy legislation may be enacted at any time. Such legislation, if enacted, could also require patient consent before even non-individually-identifiable (e.g., coded or anonymous) patient information may be shared with third parties and could require that holders or users of such information implement specified security measures. These laws or regulations, when adopted, could restrict the ability of customers to obtain, use, or disseminate patient information. This could adversely affect demand for our products.

     Year 2000 Issue. We have a Year 2000 Committee whose task is to evaluate our Year 2000 readiness for both internal and external management information systems, recommend a plan of action to minimize disruption and execute our Year 2000 plan. The Committee has developed a comprehensive checklist and Year 2000 Plan. The Year 2000 Plan covers the major and minor internal and external management information systems.

     We believe that our internal management information systems are currently Year 2000 compliant and, accordingly, do not anticipate any significant expenditures to remediate or replace existing internal-use systems.

     All of the products currently offered by us are Year 2000 compliant. Some of the products previously sold by Alltel and Emtek and installed in our customer base are not Year 2000 compliant. We have developed and tested solutions for these non-compliant installed products. We currently estimate that the total cost of bringing these installed products into Year 2000 compliance, in those cases in which we are required to do so at our own expense, is not expected to be material.

     In addition, because our products are often interfaced with a customer's existing third-party applications and several of our products include software licensed from third-party vendors, our products may experience difficulties interfacing with third-party non-compliant applications. Based on currently available information, we do not expect the cost of compliance related to interactions with non-compliant third-party systems to be material.

     Unexpected difficulties in implementing Year 2000 solutions for the installed Alltel or Emtek products or difficulties in interfacing with third-party products could adversely affect us.

     Apprehension in the marketplace over Year 2000 compliance issues may lead businesses, including our customers, to defer significant capital investments in information technology programs and software. They could elect to defer those investments either because they decide to focus their capital budgets on the expenditures necessary to bring their own existing systems into compliance or because they wish to license only software with a proven ability to process data after 1999. If these deferrals are significant, then we may not achieve expected revenue or earnings levels.

     Potential for Product Liability; Security Issues. We provide products with applications that relate to patient medical histories and treatment plans. If these products fail to provide accurate and timely information, customers could assert liability claims against us. We attempt to contractually limit our liability for damages arising from negligence, errors or mistakes. Despite this precaution, the limitations of liability set forth in these contracts may not be enforceable or may not otherwise protect us from liability for damages. We maintain general liability insurance coverage, including coverage for errors or omissions. However, such coverage may not continue to be available on acceptable terms or may not be available in sufficient amounts to cover one or more large claims. In addition, the insurer might disclaim coverage as to any future claim. One or more large claims could exceed available insurance coverage. Litigation with respect to liability claims, regardless of its outcome, could result in substantial cost to us, could divert management's attention from operations and could decrease market acceptance of the our products. We have included security features in our products that are intended to protect the privacy and integrity of customer data. Despite the existence of these security features, these products may be vulnerable to break-ins and similar disruptive problems. Break-ins and other disruptions could jeopardize the security of information stored in and transmitted through the computer systems of customers. We may need to expend significant capital and other resources to address evolving security issues.

     Ability to Attract and Retain Key Personnel. Our success depends, in significant part, upon the continued services of our key technical, marketing, sales and management personnel and on our ability to continue to attract, motivate and retain highly qualified employees. Competition for technical, marketing, sales and management employees is intense and the process of recruiting personnel with the combination of skills and attributes required to execute our strategy can be difficult, time-consuming and expensive. We believe that our ability to implement our strategic goals depends to a considerable degree on our senior management team. The loss of any member of that team or, in particular, the loss of Harvey J. Wilson, our founder, Chairman of the Board and member of the Office of the Chairman, could hurt our business.

     Rapid Technological Change and Evolving Market. The market for our products and services is characterized by rapidly changing technologies, evolving industry standards and new product introductions and enhancements that may render existing products obsolete or less competitive. As a result, our position in the healthcare information technology market could erode rapidly due to unforeseen changes in the features and functions of competing products, as well as the pricing models for such products. Our future success will depend in part upon our ability to enhance our existing products and services and to develop and introduce new products and services to meet changing customer requirements. The process of developing products and services such as those offered by us is extremely complex and is expected to become increasingly complex and expensive in the future as new technologies are introduced. We have recently announced the development of, and have commenced migrating our products to, SOLA. We cannot assure you that the development of SOLA or the migration of products to SOLA will be successful that such products will meet their scheduled release dates, that we will successfully complete the development and release of other new products or the migration of new or existing products to specific platforms or configurations in a timely fashion or that our current or future products will satisfy the needs of potential customers or gain general market acceptance.

     Limited Protection of Proprietary Rights. We are dependent upon our proprietary information and technology. We cannot assure you that our means of protecting our proprietary rights will be adequate to prevent misappropriation. The laws of some foreign countries may not protect our proprietary rights as fully or in the same manner as do the laws of the United States. Also, despite the steps we have taken to protect our proprietary rights, it may be possible for unauthorized third parties to copy aspects of our products, reverse engineer such products or otherwise obtain and use information that we regard as proprietary. In certain limited instances, customers can access source code versions of our software, subject to contractual limitations on the permitted use of such source code. Although our license agreements with such customers attempt to prevent misuse of the source code, the possession of our source code by third parties increases the ease and likelihood of potential misappropriation of such software. Furthermore, there can be no assurance that others will not independently develop technologies similar or superior to our technology or design around the our proprietary rights. In addition, although we do not believe that our products infringe the proprietary rights of third parties, we cannot assure you that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business, financial condition and results of operations. Regardless of the validity of such claims, defending against such claims could result in significant costs and diversion of our resources, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the assertion of such infringement claims could result in injunctions preventing us from distributing certain products, which could have a material adverse effect on our business, financial condition and results of operations. If any claims or actions are asserted against us, we may seek to obtain a license to such intellectual property rights. We cannot assure you, however, that such a license would be available on reasonable terms or at all.

     Product Errors. Highly complex software products, such as ours, often contain undetected errors or failures when first introduced or as new versions are released. Testing of the our products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which our customers may deploy these products. Despite extensive testing, we from time to time have discovered defects or errors in our products. Accordingly, we cannot assure you that such defects, errors or difficulties will not cause delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or decrease market acceptance or customer satisfaction with our products. In addition, we cannot assure you that, despite testing by us and by current and potential customers, errors will not be found after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon our business, financial condition and results of operations.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements below (particularly under the heading "Risk Factors") that we believe could cause our actual results to differ materially from the forward-looking statements that we make. The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We do not assume any obligation to update any forward-looking statement we make.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholders.

     We will bear all costs (excluding any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares), fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of our counsel, fees and expenses of our accountants, and blue sky fees and expenses.

                              SELLING STOCKHOLDERS

     The selling stockholders are former stockholders of PowerCenter Systems, Inc., MSI Solutions, Inc., and MSI Integrated Services, Inc., which we recently acquired, and Eclipsys stockholders who are parties to the Second Amended and Restated Registration Rights Agreement, as amended. The following table sets forth, to our knowledge, information about the selling stockholders as of November 30, 1999.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of voting common stock issuable under stock options that are exercisable within 60 days after November 30, 1999, are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                            SHARES OF VOTING                           SHARES OF VOTING
                                              COMMON STOCK                               COMMON STOCK
                                           BENEFICIALLY OWNED     NUMBER OF SHARES    BENEFICIALLY OWNED
                                           BEFORE OFFERING(1)        OF VOTING       AFTER OFFERING(1)(2)
                                         ----------------------     COMMON STOCK     ---------------------
      NAME OF SELLING STOCKHOLDER         NUMBER     PERCENTAGE    OFFERED HEREBY    NUMBER    PERCENTAGE
      ---------------------------        ---------   ----------   ----------------   -------   -----------
Former Stockholders of PowerCenter
Systems, Inc.:
  Paul Michael Breedlove
  805 West 61st Street
  Kansas City, MO 64113-1310...........      2,015        *               2,015       --         --
  Harold Cohan
  P.O. Box 351
  Old Westbury, NY 11568...............     16,484        *              16,484       --         --
  Lori Cohan
  60 Colby Drive
  Dix Hills, NY 11746..................        250        *                 250       --         --
  Seth Cohan
  60 Colby Drive
  Dix Hills, NY 11746..................        250        *                 250       --         --
  Philip S. Ross
  15 Colgate Road
  Great Neck, NY 11023.................        250        *                 250       --         --
  Sharon Ross
  15 Colgate Road
  Great Beck, NY 11023.................        250        *                 250       --         --
  Cathryn Duncan
  7 Potter Court
  Smithtown, NY 11787-1008.............     90,922        *              90,922       --         --
  Matthew Ehrlich(3)
  297 Harvard Avenue
  Rockville Centre, NY 11570-1920......    251,773        *             251,773       --         --
  Paul Ehrlich(3)
  6 Edison Drive
  Huntington Station, NY 11746-4202....    251,773        *             251,773       --         --

                                            SHARES OF VOTING                           SHARES OF VOTING
                                              COMMON STOCK                               COMMON STOCK
                                           BENEFICIALLY OWNED     NUMBER OF SHARES    BENEFICIALLY OWNED
                                           BEFORE OFFERING(1)        OF VOTING       AFTER OFFERING(1)(2)
                                         ----------------------     COMMON STOCK     ---------------------
      NAME OF SELLING STOCKHOLDER         NUMBER     PERCENTAGE    OFFERED HEREBY    NUMBER    PERCENTAGE
      ---------------------------        ---------   ----------   ----------------   -------   -----------
Euclid Partners IV, L.P.
Attn.: A Bliss McCrum
45 Rockefeller Plaza, Suite 907
New York, NY 10111.....................    443,792      1.3%            443,792       --         --
  Glenn Goldfarb
  R.R. 2, Box 587
  Sharon Springs, NY 13459-9412........     34,970        *              34,970       --         --
  Erik Krag(3)
  730 Toddson Drive
  Greencastle, IN 46135-9227...........      1,810        *               1,810       --         --
  Danielle Larocca(3)
  30 Clearwater Avenue
  Nassau Shores
  Massapequa, NY 11758-8240............        227        *                 227       --         --
  Robert Strangio(3)
  97 Shepherd Street
  Rockville Centre, NY 11570-2249......      3,619        *               3,619       --         --
  Peter Tong
  685 Spring Street, 210
  Friday Harbor, WA 98250-8058.........      5,411        *               5,411       --         --

Former Stockholders of MSI Solutions,
  Inc. and MSI Integrated Solutions:
  1997 Feldman Family Trust
  c/o Robert J. Feldman
  1909 Thomas Bishop Lane
  Virginia Beach, VA 23454.............    367,531      1.1%            367,531       --         --
  Anna L. Bean(3)
  18 Peppertree Court
  Marietta, GA 30068...................  1,225,103      3.5%          1,225,103       --         --
  Michael R. Cote(3)
  1650 Lazy River Lane
  Dunwoody, GA 30350...................    113,934        *             113,934       --         --
  Robert J. Feldman(3)
  1909 Thomas Bishop Lane
  Virginia Beach, VA 23454.............    551,296      1.6%            551,296       --         --

Stockholders Party to the Registration
  Rights Agreement:
  Motorola, Inc.
  Attn: Robert Kell
  1301 East Algonquin Road
  Schaumberg, IL 60196-4041............  1,000,000      2.9%          1,000,000       --         --

                                            SHARES OF VOTING                           SHARES OF VOTING
                                              COMMON STOCK                               COMMON STOCK
                                           BENEFICIALLY OWNED     NUMBER OF SHARES    BENEFICIALLY OWNED
                                           BEFORE OFFERING(1)        OF VOTING       AFTER OFFERING(1)(2)
                                         ----------------------     COMMON STOCK     ---------------------
      NAME OF SELLING STOCKHOLDER         NUMBER     PERCENTAGE    OFFERED HEREBY    NUMBER    PERCENTAGE
      ---------------------------        ---------   ----------   ----------------   -------   -----------
Warburg, Pincus Ventures, L.P.
Attn.: Patrick T. Hackett
466 Lexington Avenue
New York, NY 10017-3140................  3,215,625      9.2%          3,215,625       --         --

---------------

 * Less than one percent of the total number of shares of voting common stock outstanding.

(1) Of the total shares of voting common stock listed as owned by the selling stockholders, a total of 106,302 shares are held in escrow accounts to secure indemnification obligations to Eclipsys Corporation of the former stockholders of PowerCenter Systems, Inc. It is expected that all of these shares (less any shares that may be distributed from the escrow account to Eclipsys Corporation in satisfaction of indemnification claims) will be released from escrow and distributed to the PowerCenter Systems, Inc. stockholders on February 17, 2000. The number of shares indicated as owned by each former stockholders of PowerCenter Systems, Inc. includes those shares (representing 10% of the number of shares listed as beneficially owned by each selling stockholder) which such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

(2) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may decide not to sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3) Employees or former employees of Eclipsys Corporation, PowerCenter Systems, Inc, MSI Integrated Services, Inc. and/or MSI Solutions, Inc.

     None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, Eclipsys Corporation or any of its subsidiaries within the past three years, except that Patrick T. Hackett, a partner of the general partner of Warburg, Pincus Ventures, L.P., is a director of Eclipsys Corporation, Robert Kell, a corporate vice president of Motorola, Inc., is a director of Eclipsys Corporation and the other selling stockholders indicated have been employed by Eclipsys Corporation, PowerCenter Systems, Inc, MSI Integrated Services, Inc. and/or MSI Solutions, Inc. In connection with the acquisition of MSI Solutions, Inc. and MSI Integrated Services, Inc., Eclipsys Corporation entered into employment agreements with Anna Bean and Robert J. Feldman, each formerly of MSI Solutions, Inc. and MSI Integrated Services, Inc., under which each will perform certain services for Eclipsys Corporation through June 17, 2002.

                              PLAN OF DISTRIBUTION

     The shares covered hereby may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of Eclipsys Corporation in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions, including pursuant to one or more of the following methods:

          1. purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

          2. ordinary brokerage transactions and transactions in which the broker solicits purchasers;

          3. block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          4. an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

          5. in privately negotiated transactions; and

          6. in options transactions.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the voting common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the voting common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered hereby, the selling stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify some of the selling stockholders against some liabilities, including liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) June 17, 2001.

                                 LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                    EXPERTS

     The audited financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Eclipsys Corporation for the year ended December 31, 1998 (which have not been restated to give effect to the pooling of interests business combinations with PowerCenter Systems, Inc., MSI Solutions, Inc. and MSI Integrated Services, Inc.) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited financial statements incorporated in this Prospectus by reference to the Eclipsys Corporation Current Report on Form 8-K dated December 7, 1999, except as they relate to the financial statements of PowerCenter Systems, Inc. for the year ended December 31, 1996 (not presented therein), have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to the financial statements of PowerCenter Systems, Inc. for the year ended December 31, 1996 by Ernst & Young LLP, independent accountants, whose reports are incorporated herein. Such financial statements of Eclipsys Corporation have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The audited financial statements of ALLTEL Healthcare Information Services, Inc. as of January 23, 1997, December 31, 1996 and 1995 and for the period from January 1, 1997 through January 23, 1997 and each of the two years in the period ended December 31, 1996 incorporated in this Prospectus by reference to Eclipsys Corporation's Form 8-K dated December 7, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         WHERE TO FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov. Our voting common stock is quoted on Nasdaq.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding Eclipsys Corporation and the voting common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all the shares covered by this prospectus.

     The following documents that we have filed with the SEC are incorporated herein by reference:

          (i) Our Annual Report on Form 10-K for the year ended December 31,
              1998;

         (ii) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

         (iii) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

         (iv) Our Current Report on Form 8-K, filed with the SEC on August 30, 1999;

          (v) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

         (vi) Our Current Report on Form 8-K, filed with the SEC on December 7, 1999;

         (vii) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

        (viii) The description of our voting common stock contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these documents, at no cost, by writing to:

                       Eclipsys Corporation
                       777 East Atlantic Avenue, Suite 200
                       Delray Beach, Florida 33483
                       Attention: Robert J. Colletti
                       Telephone: (561) 243-1442

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Eclipsys Corporation (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee -- Securities and Exchange Commission............  $ 33,515
Legal fees and expenses.....................................  $ 20,000
Accounting fees and expenses................................  $ 35,000
Miscellaneous expenses......................................  $ 20,000
                                                              --------
          Total Expenses....................................  $108,515
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Eclipsys Corporation has included such a provision in its Certificate of Incorporation.

     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware.

     Eclipsys Corporation has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
          Third Amended and Restated Certificate of Incorporation of
  4.1*    the Registrant.
  4.2*    By-laws of the Registrant.
  5.1     Opinion of Hale and Dorr LLP.
 23.1     Consent of PricewaterhouseCoopers LLP.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 23.2     Consent of PricewaterhouseCoopers LLP.
 23.3     Consent of Ernst & Young LLP
          Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed
 23.4     herewith.
          Power of Attorney (See page II-4 of this Registration
 24.1     Statement).

---------------
* Incorporated by reference from Registration Statement on Form S-1, File Number 333-50781.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Delray Beach, Florida, on December 7, 1999.

                                          Eclipsys Corporation

                                          By: /s/ HARVEY J. WILSON
                                            ------------------------------------
                                              Harvey J. Wilson
                                              Chief Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of Eclipsys Corporation, hereby severally constitute and appoint Harvey J. Wilson, Robert J. Vanaria, T. Jack Risenhoover, II, Robert J. Colletti and Brent B. Siler, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Eclipsys Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                               TITLE                         DATE
            ---------                               -----                         ----
/s/ HARVEY J. WILSON                  President, Chief Executive Officer    December 7, 1999
----------------------------------    and Director (Principal Executive
Harvey J. Wilson                      Officer)

/s/ ROBERT J. VANARIA                 Chief Financial Officer (Principal    December 7, 1999
----------------------------------    Financial and Accounting Officer)
Robert J. Vanaria

/s/ J. ROBERT KELL                    Director                              December 7, 1999
----------------------------------
J. Robert Kell

/s/ WILLIAM E. FORD                   Director                              December 7, 1999
----------------------------------
William E. Ford

/s/ STEVEN A. DENNING                 Director                              December 7, 1999
----------------------------------
Steven A. Denning

/s/ JAY B. PIEPER                     Director                              December 7, 1999
----------------------------------
Jay B. Pieper

            SIGNATURE                               TITLE                         DATE
            ---------                               -----                         ----

/s/ G. FRED DIBONA                    Director                              December 7, 1999
----------------------------------
G. Fred DiBona

/s/ EUGENE V. FIFE                    Director                              December 7, 1999
----------------------------------
Eugene V. Fife

/s/ PATRICK T. HACKETT                Director                              December 7, 1999
----------------------------------
Patrick T. Hackett

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.1*    Third Amended and Restated Certificate of Incorporation.
  4.2*    By-laws of the Registrant.
  5.1     Opinion of Hale and Dorr LLP.
 23.1     Consent of PricewaterhouseCoopers, LLP.
 23.2     Consent of PricewaterhouseCoopers, LLP.
 23.3     Consent of Ernst & Young LLP.
          Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed
 23.4     herewith.
          Power of Attorney (See page II-4 of this Registration
 24.1     Statement).

---------------
* Incorporated by reference to Registration Statement on Form S-1, File Number 333-50781.